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                                   Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

Years ended July 31,                                                   1994           1993           1992

Primary

Net earnings applicable to common stock:
     Net earnings                                                 $   9,104      $   4,118      $     891
     Deduct preferred stock dividends paid                               23             23             23
                                                                  _________      _________      _________
Net earnings applicable to common stock                           $   9,081      $   4,095      $     868

Weighted average number of common shares and
     common equivalents outstanding                                   2,899          3,085          3,096


Primary earnings per share                                        $    3.13      $    1.33      $     .28


Fully Diluted

Net earnings applicable to common stock per above               $    9,081       $   4,095     $     868
Add dividends on convertible preferred stock                            20              20            20
Net earnings applicable to common stock on a fully
                                                                __________       _________     _________
  diluted basis                                                 $    9,101       $   4,115     $     888
Shares used in calculating primary earnings per
  share above                                                        2,899           3,085         3,096
Additional shares to be issued under full
  conversion of preferred stock                                         34              34            34
                                                                __________       _________      ________
Total shares for fully diluted                                       2,933           3,119         3,130

Fully diluted earnings per share                                $     3.10       $    1.32     $     .28
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